April 15, 2026

First Trust Exchange-Traded Fund VIII

120 E. Liberty Street

Wheaton, Illinois 60187

Re:  First Trust Flexible Income ETF

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to First Trust Exchange-Traded Fund VIII (the "Trust") on behalf of its series, First Trust Flexible Income ETF (the “Acquiring Fund”), in connection with the Pre-Effective Amendment to the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 15, 2026 (the “Registration Statement”), with respect to the Acquiring Fund’s shares of beneficial interest (the "Acquiring Fund Shares") to be issued in exchange for the assets of First Trust Senior Floating Rate Income Fund II (the “Target Fund”), as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)       a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)       a copy of the Trust’s Amended and Restated Declaration of Trust, dated as of June 12, 2017, as filed with the office of the Secretary of the Commonwealth of Massachusetts on June 15, 2017 (the "Declaration");

(c)       a copy of the Trust's Amended and Restated Designation of Series, dated March 26, 2026, as filed with the office of the Secretary of the Commonwealth of Massachusetts on March 26, 2026 (the "Designation");

(d)       a certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designations, the Trust’s By-laws and certain resolutions adopted by the Trustees of the Trust at a meeting held on December 7-8, 2025, approving the Reorganization and the issuance of the Acquiring Fund Shares in connection therewith and certain related matters (the "Resolutions");

Morgan, Lewis & Bockius llp
One Federal Street
Boston, MA 02110-1726	T +1.617.341.7700
United States	F +1.617.341.7701

First Trust Exchange-Traded Fund VIII

April 15, 2026

(e)       a proof of the Registration Statement received on April 8, 2026; and

(f)        a copy of the Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Fund and Target Fund, in the form included as Exhibit A to the combined Proxy Statement/Prospectus included in the draft Registration Statement referred to in subparagraph (e) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, including electronic signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above; (ii) the number of Acquiring Fund Shares to be issued by the Acquiring Fund will not exceed the number of such Acquiring Fund Shares needed to consummate the Reorganization; (iii) the Agreement and Plan will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in subparagraph (f) above; (iv) any consents or approvals required for the Reorganization will have been received; (v) the Declaration, the Designation, Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Acquiring Fund Shares; and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of the Acquiring Fund Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Trust’s Declaration, Designation, or By-Laws, or the Resolutions, or the Agreement refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to an Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.

First Trust Exchange-Traded Fund VIII

April 15, 2026

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Shares, when issued and sold in accordance with and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our firm in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP